                                                                      EXHIBIT 11

                          NATIONAL ENERGY GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED MARCH 31, 1997

                                                                                         PRIMARY     FULLY DILUTED
                                                                                      -------------  -------------
Income applicable to common stockholders:
  Net Income........................................................................  $   1,403,440  $   1,403,440
  Preferred dividend requirements...................................................       (236,250)      --
                                                                                      -------------  -------------
  Income applicable to common stockholders..........................................  $   1,167,190  $   1,403,440
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Common and common equivalent shares:
  Weighted average number of common shares outstanding..............................     36,094,169     36,094,169
  Shares issuable upon exercise of options and warrants.............................      3,629,135      3,629,135
  Less shares assumed repurchased...................................................     (2,443,506)    (2,443,506)
                                                                                      -------------  -------------
                                                                                          1,185,629      1,185,629
  Shares issuable upon conversion of Convertible Preferred Stock:
    Series B and Series C...........................................................       --            5,230,769
    Series D and Series E...........................................................      6,666,666      6,666,666
                                                                                      -------------  -------------
  Common and common equivalent shares...............................................     43,966,562     49,197,331
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income per common and common equivalent share...................................  $       0.027  $       0.029
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Note: Fully diluted net income per common share data is not presented because the effect of assumed conversion of the Convertible Preferred Stock, Series B and C, is antidilutive.